February 25, 2000





Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565

       RE:  Kansas City Variable Annuity Separate Account

Gentlemen:

In connection with the filing of the "Rule 24f-2 Notice" with the Securities and Exchange Commission concerning the Kansas City Variable Annuity Separate Account, I have examined such records and documents and reviewed such matters of law as I deem necessary for this opinion. I advise you that in my opinion:

     1. The Kansas City Variable Annuity Separate Account is a separate account of Kansas City Life Insurance Company duly created and validly existing pursuant to Missouri law, and it is currently registered with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940.

     2. The individual variable annuity contracts will be legal and binding obligations of Kansas City Life Insurance Company in accordance with their terms when they are issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law.

     3. The portion of the assets held in the Kansas City Variable Annuity Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business Kansas City Life may conduct.

I consent to use of this letter, or a copy thereof, as an exhibit to the notice filed pursuant to Rule 24f-2.

                              Yours very truly,

                            /s/ C. John Malacarne

                              C. John Malacarne

CJM:sk